Exhibit F-1(d)




                         October 8, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-8721) filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the entering into arrangements for the issuance and sale of one or more new series of tax-exempt bonds (the "Tax-Exempt Bonds"); (2) the Commission's order dated January 16, 1996 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Tax-Exempt Bonds; and (3) the subsequent consummation on September 29, 1999, of the entry by the Company into two separate Refunding Agreements with the Parish of West Feliciana, State of Louisiana (the "Issuer") and the issuance by the Issuer of the Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-A and the Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-B, (the "Transactions"), I advise you that in my opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Texas;

           (b)  the Transactions have been consummated in
     accordance  with  the  Application-Declaration,   as
     amended, and the Order;

           (c) all state laws that relate or are applicable to the Company's participation in the Transactions
     (other than "blue sky" or similar laws, upon which I do not pass herein) have been complied with;

           (d) the Refunding Agreements are valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights; and

           (e) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by the Company.

           I am a member of the bars of the States of Texas and Louisiana and the Commonwealth of Virginia and for purposes of this opinion do not hold myself out as an expert on the laws of any other state. I have relied, as to all matters governed by the laws of the State of New York, upon the opinion of Thelen, Reid & Priest LLP, New York counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

           My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Laurence M. Hamric

Laurence M. Hamric, Esq.
Associate General Counsel -
Corporate and Securities